Exhibit 9(b)

Consent of Counsel

[Sutherland, Asbill and Brennan LLP Letterhead]

April 17, 2009

Board of Directors

Western Reserve Life Assurance Co. of Ohio

WRL Series Annuity Account

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:  WRL Series Annuity Account

WRL Freedom VA

File No. 33-24856/811-5672

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 27 to the Registration Statement to Form N-4 (file No. 33-24856) of the WRL Series Annuity Account filed by Western Reserve Life Assurance Co. of Ohio with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.